UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 24, 2014

MainStreet BankShares, Inc.
(Exact name of registrant as specified in its charter)

Virginia	333-86993	54-1956616
(State or other	(Commission	(I.R.S. Employer
Jurisdiction	File Number)	Identification No.)
of incorporation)

1075 Spruce Street, Martinsville, Virginia	24112
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(276) 632-8054

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4c)

Item 1.01.	Entry into a Material Definitive Agreement.

On August 24, 2014, MainStreet BankShares, Inc. (“MainStreet”) and American National Bankshares Inc. (“American National”) entered into an Agreement and Plan of Reorganization (the “Merger Agreement”) pursuant to which MainStreet will merge with and into American National (the “Merger”). American National will be the surviving corporation in the Merger. The Merger Agreement was approved by the Boards of Directors of both companies.

As a result of the Merger, the holders of shares of MainStreet common stock will receive $3.46 in cash and 0.482 shares of American National common stock for each share of MainStreet common stock held immediately prior to the effective date of the Merger. Each share of American National common stock outstanding immediately prior to the Merger will continue to be outstanding after the Merger. Each option to purchase shares of MainStreet common stock that is outstanding immediately prior to the effective date of the Merger will vest upon the Merger and be converted into an option to purchase shares of American National common stock, adjusted based on a 0.643 exchange ratio.

It is expected that immediately following the Merger, Franklin Community Bank, National Association, MainStreet’s wholly-owned bank subsidiary, will be merged with and into American National Bank and Trust Company (“American National Bank”), American National’s wholly-owned bank subsidiary.

Following the Merger, Joel R. Shepherd, current Chairman of the Board of Directors of MainStreet, will be appointed to American National’s Board of Directors, subject to prior approval of American National’s Corporate Governance and Nominating Committee.

In the Merger Agreement, each of MainStreet and American National has made customary representations, warranties and covenants. The completion of the Merger is subject to various closing conditions, including obtaining the requisite approval of MainStreet’s shareholders and receiving certain regulatory approvals.

Pursuant to the Merger Agreement, MainStreet has agreed not to solicit proposals relating to alternative business combination transactions or, subject to certain exceptions, to enter into discussions or negotiations or provide confidential information in connection with any proposals for alternative business combination transactions. The Merger Agreement also provides that, upon termination of the Merger Agreement under specified circumstances, MainStreet may be required to pay to American National a termination fee of $1,000,000.

In connection with the Merger Agreement, each of MainStreet’s directors and executive officers entered into an agreement with American National and MainStreet pursuant to which such individuals, in their capacities as shareholders of MainStreet and except in certain circumstances, have agreed to vote their respective shares of MainStreet common stock in favor of the Merger Agreement and the Merger. As of August 24, 2014, such individuals had an aggregate voting power of approximately 14.2% of the outstanding shares of MainStreet common stock. The form of such agreement is attached as Exhibit 5.8 to the Merger Agreement.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 to this report and is incorporated herein by reference. The Merger Agreement has been included to provide information regarding the terms of the Merger, and is not intended to provide any other financial information about MainStreet, American National or their respective subsidiaries.

The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of MainStreet and American National; may be subject to limitations and qualifications agreed upon by MainStreet and American National, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between MainStreet and American National instead of establishing these matters as facts; may be limited to the knowledge of specified officers of MainStreet and American National; and may be subject to standards of materiality applicable to MainStreet and American National that differ from those applicable to investors. Investors should not rely on the representations, warranties or covenants or any description thereof as characterizations of the actual state of facts or condition of MainStreet or American National or any of their respective subsidiaries. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by MainStreet and American National.

Item 9.01.	Financial Statements and Exhibits.

d)	Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Reorganization, dated as of August 24, 2014, between American National Bankshares Inc. and MainStreet BankShares, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 28, 2014	/s/ Brenda H. Smith
Brenda H. Smith
President and CEO

Date: August 28, 2014	/s/ Lisa J. Correll
Lisa J. Correll
Senior Vice President/CFO

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Reorganization, dated as of August 24, 2014, between American National Bankshares Inc. and MainStreet BankShares, Inc.